Exhibit 99.2

Transcript: OCC –Q1 2022 Earnings Conference Call - 3/17/22 10:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Reed, and I will be your conference operator today. At this time, I would like to welcome you to Optical Cable Corporation's first quarter 2022 earnings conference call. (Operator Instructions) Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. Thank you. Good morning, and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2022 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2022 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

Our first quarter results reflect the OCC team's solid execution in a market environment that is still directly and indirectly affected by COVID-19, including significant supply chain constraints. During the quarter, net sales were up 21.6% and gross profit up 75.2%, in each case compared to the same period last year. We are pleased to continue seeing strong demand for our full suite of mission-critical cabling and connectivity products and solutions, reinforcing our confidence in the strength of our offerings, growth strategies and competitive position in the market.

It's worth reiterating that thanks to the hard work of our team, OCC remains uniquely positioned in our industry, and we appreciate the opportunity to meet the evolving and unique needs of our customers, installers, specifiers and end users.

At OCC, we have differentiated core strengths and capabilities that not only enable us to offer top-tier solutions, products, application and technical expertise, but also to successfully compete against much larger competitors. Moreover, our enviable market position, brand recognition and the loyalty of our customers and end users helps us distribute to a broad...

Transcript: OCC –Q1 2022 Earnings Conference Call - 3/17/22 10:00 AM

[Speakers line dropped unexpectedly.  Speakers called back in and the conference call continued.]

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

…diverse geographic footprint, with OCC selling into approximately 50 countries each year.

OCC continues to experience the effects of supply chain constraints, and the team is working diligently to minimize the impact of these challenges to the extent possible.

As we look ahead, OCC will continue to control what we can, including driving growth in our targeted markets and focusing on operating efficiently. As the various direct and indirect effects of the pandemic recede, OCC is poised to capture the opportunities ahead. We remain committed to leveraging our core strengths and capabilities, and executing our strategies and initiatives to create long-term value for shareholders.

And with that, assuming we're still on, I'll turn the call over to Tracy, who'll review in additional detail our first quarter of fiscal year 2022 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Yes, that's 2022 financial results.

Consolidated net sales for the first quarter of fiscal 2022 increased 21.6% to $14.4 million compared to net sales of $11.9 million for the same period last year. During the first quarter of fiscal 2022, we experienced an increase in net sales in both the enterprise and specialty markets, including the wireless carrier market, compared to the same period last year.

Net sales to customers in the United States increased 25.2% and net sales to customers outside of the United States increased 5.7% in the first quarter of fiscal 2022 compared to the first quarter of fiscal 2021.

Our sales order backlog and forward load continues to increase due to strong product demand. While that demand continued to increase during the first quarter of fiscal year 2022, our net sales were impacted by the continuing direct and indirect effects of COVID-19, including supply chain and labor constraints in particular, that are affecting production volumes.

We are continuing to see some positive indicators of future strengthening in some of our markets and believe we will continue to benefit from improvements in our markets during the remaining nine months of fiscal year 2022. However, we cannot fully anticipate or reasonably estimate the continuing impacts of the pandemic on our various markets and customers, including impacts from emerging variants of COVID-19 in our various markets.

Turning to gross profit. Our gross profit increased 75.2% to $4 million in the first quarter of fiscal 2022 compared to gross profit of $2.3 million in the first quarter of fiscal 2021. Gross profit margin, or gross profit as a percentage of net sales, increased to 28% in the first quarter of fiscal 2022 compared to 19.4% for the same period last year.

Our gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margins in the first quarter of fiscal year 2022.

Additionally, we believe actions that we took and operational improvements we made in fiscal years 2020 and 2019 continued to have a positive impact on our gross profit margin. Our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix from quarter to quarter.

SG&A expenses increased to $4.8 million during the first quarter of fiscal 2022 compared to $4.3 million for the same period last year. SG&A expenses as a percentage of net sales were 33.1% in the first quarter of fiscal 2022 compared to 36.3% in the first quarter of fiscal 2021.

Transcript: OCC –Q1 2022 Earnings Conference Call - 3/17/22 10:00 AM

The increase in SG&A expenses was primarily the result of net increases in employee and contracted sales personnel-related costs. Included in employee and contracted sales personnel-related costs are compensation costs, payroll taxes, commissions and share-based compensation expense.

OCC recorded a net loss of $936,000, or $0.12 per basic and diluted share, for the first quarter of fiscal 2022 compared to a net loss of $2.1 million, or $0.29 per basic and diluted share, for the first quarter of fiscal 2021.

As of January 31, 2022, we had a $2.2 million receivable for the Employee Retention Tax Credit still to be refunded.

As of January 31, 2022, we had outstanding borrowings of $5.5 million on our Revolver and $2.9 million in available credit. We also had outstanding loan balances of $4.8 million under our real estate term loans.

And with that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now, if any analysts and institutional investors have any questions, we're happy to answer them.

Reed, I think you're still our operator. If you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And there appear to be no questions at this time.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Reed.

Aaron, I know that we've gotten a couple of questions from individual shareholders. If you would read the questions, we will respond.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Sure. Can you provide a rough breakdown of your employees into sales, manufacturing, administration or similar groups?

Transcript: OCC –Q1 2022 Earnings Conference Call - 3/17/22 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

For competitive reasons, we don't provide breakdowns of our employee groups. However, and I think the reason why the question is being asked is, you all should know our commitment to operating as efficiently and as lean as possible.

You'll recall that we reduced SG&A expenses by $1 million or 5.2% in fiscal year 2021 compared to fiscal year 2020, and that was after we had reduced SG&A expenses in fiscal year 2020 by $4.2 million or 17.9% compared to the prior year.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. And then last question here, can you give us an update on the progress on the manufacturing and substation solutions?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thanks, Aaron. Again, for competitive reasons, we don't comment on specific products or projects. But what we can say is that we are moving forward with a comprehensive suite of solutions. We're excited by the demand we're seeing and believe we are well positioned to continue to drive growth across our markets.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. That was the final question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Aaron. I appreciate that. I'd also like to thank everyone for listening to our first quarter of fiscal year 2022 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. Thank you.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Operator, that concludes today's call.

Operator

And this does conclude today's program. We appreciate your participation, and you may now disconnect.